Exhibit 10.1

                              ASSIGNMENT AGREEMENT

     This Assignment Agreement, dated as of December 14, 2005 (this "Assignment Agreement"), is between Berg & Berg Enterprises, LLC, a California limited liability company ("Berg") and Valence Technology, Inc., a Delaware corporation (the "Company"). Undefined terms have the meaning assigned in the Certificates (defined below).

                                    RECITALS

     The Company has 431 shares of Series C-1 Convertible Preferred Stock ("Series C-1 Stock") outstanding.

     The Certificate of Designations for the Series C-1 Stock (the "Certificate") provides that all of the Series C-1 Stock shall be redeemed on December 15, 2005.

     The Company is not legally able to redeem the Series C-1 Stock at the time of this Agreement under applicable provisions of the Delaware Corporations Code.

     The Company wishes to assign Berg its right to purchase the Series C-1
Stock.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

     1. ASSIGNMENT. The Company assigns Berg the Company's right to purchase the Series C-1 Stock required to be redeemed pursuant to the Certificate. Berg agrees that it will purchase such shares for the redemption price provided for in the Certificate. This Assignment Agreement, and the purchase of Series C-1 Stock pursuant hereto, is not intended to be, and shall not be construed, as a redemption of Series C-1 Stock by the Company and the Series C-1 Stock will continue to be outstanding in the hands of Berg.

     2. CONVERSION PRICE. Notwithstanding any other provision of the Certificate, the failure of the Company to redeem the Series C-1 Stock shall not be considered a default under the terms of the Certificate and, specifically:
(a) the Series C-1 Stock shall not accrue Default Interest of 1.5% per month for the failure to redeem; (b) the Series C-1 Stock shall be convertible at the lower of (i) the Stated Conversion Price of $4.00 and (ii) the closing price of the Company's common stock on the Conversion Date; and (c) the Default Conversion Price shall not be applicable as a result of the failure to redeem; provided, the conversion price can be no lower than $1.98, the closing bid price of the Company's common stock on December 13, 2005.

     3. GOVERNING LAW. This Assignment Agreement will be governed by the laws of Texas without giving effect to any choice of law principles that may require the application of any other laws.

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     4. AMENDMENTS AND WAIVERS. No amendment, modification, waiver, replacement, termination, or cancellation of any provision of this Assignment Agreement will be valid, unless in a writing signed by both parties.


     5. COUNTERPARTS. This Assignment Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.


                                         VALENCE TECHNOLOGY, INC.



                                         By:  /s/ Thomas Mezger
                                              ------------------------------
                                         Name:   Thomas Mezger
                                         Title:  Chief Financial Officer


                                         BERG & BERG ENTERPRISES, LLC



                                          By:  /s/ Carl Berg
                                               ------------------------------
                                          Name:   Carl Berg
                                          Title:  Member